[Exhibit 4(c)]

Teachers Insurance and Annuity Association of America
730 Third Avenue, New York, N.Y. 10017-3206
Telephone: 800-842-2733

Effective Date: [This endorsement is effective on the date the TIAA Access Account (the Access Account) is made available for your certificate under the terms of your employer plan.] [July 1, 2006] [Attached at Issue]

Endorsement to Your Group Retirement Annuity Certificate

This is an endorsement to the Group Retirement Annuity Certificate issued to you, the annuitant. The purpose of this endorsement is to introduce the availability of the TIAA Access Account. In addition to the options previously provided under your certificate, TIAA now offers you the option of accumulating funds in the Access Account as of the effective date of this endorsement. Except as otherwise noted within, this endorsement replaces all of the provisions of your certificate in order to explain the nature of the Access Account and the impact of its availability on the provisions of your certificate.

GENERAL DESCRIPTION

All premiums for your certificate must be remitted under the terms of your employer plan. You may allocate your TIAA premiums between the Traditional Annuity and the Investment Accounts.

Traditional Annuity. Each premium allocated to the Traditional Annuity buys a guaranteed minimum amount of lifetime income for you, based on the rate schedule in effect for your certificate at the time the premium is credited. Your Traditional Annuity accumulation will be credited with a guaranteed interest rate, and may also be credited with additional amounts declared by TIAA. Subject to the terms of your employer plan, you can transfer your Traditional Annuity accumulation to your companion CREF certificate or to the Investment Accounts over a 10-year period.

Investment Accounts. Each premium allocated to any of the Investment Accounts buys a number of accumulation units. Accumulations in the Investment Accounts are not guaranteed, and may increase or decrease depending on investment results. The separate account charges that apply to each Investment Account will reduce the net annual investment return. For all Investment Accounts other than the Real Estate Account, the separate account charge is guaranteed not to exceed 2.0% per year of average net assets. The Real Estate Account separate account charge is guaranteed not to exceed 2.5% per year of average net assets.

In accordance with your employer plan and the restrictions described in section 61, you may be permitted to choose a lump-sum benefit payment from your accumulation. TIAA reserves the right to limit lump-sum benefits to not more than one in a calendar quarter.

When you are ready to start receiving your income, you may, in accordance with the terms of your employer plan, choose an option from among those described in your certificate. If you die before you start receiving your income, your accumulation will provide a death benefit for your beneficiary.

Your certificate cannot be assigned and it does not provide for loans.

Chairman, President and Chief Executive Officer

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TIAA GRA

Your TIAA Retirement Select Certificate

INDEX OF PROVISIONS

Section

Accumulation
- Definition	1
- Investment Account	40
- Traditional Annuity	35
Accumulation Units
- Definition	39
- Number of	45
Additional Amounts	36
Annuity Starting Date
- Definition	2
- Required Beginning	19
Assignment - Void and of no effect	78
Benefits
- Based on Incorrect Data	85
- Requests for	89
Business Day	4
Cash Surrender
- Limitations	79
Certificate	29
Claims of Creditors
- Protection Against	80
Commuted Value	5
Companion CREF Certificate	31
Contestability	30
Contract
- Consists of	28
Correspondence with us	89
Death Benefit
- Amount of Payments	53
- Beneficiary	3
- Definition	6
- Methods of Payment	52
- Naming Your Beneficiary	51
- Payment of	50
- Payments after Death of Beneficiary	54
Elections and Changes - Procedure for	81
Employer	7
Employer Plan	8
Employment – Severance from	22
ERISA	9
Funding Vehicle	10
General Account	11
Gross Investment Factor	43
Income Benefit
- Amount of Payments	49
- Definition	12
- Options	47
- Payments during a Guaranteed Period	48
- Starting Payments	46
Internal Transfers
- Crediting	59
- Definition	13
- Effective Date	58
- From the Investment Accounts or CREF	55
- From the Traditional Annuity	57
- Restrictions	60
- Systematic	56

Section

Investment Account	14
- Insulation of	72
- Modification of	73
Investment Company Act of 1940	76
IRC	15
Lapse or Forfeiture
- Protection against	34
Laws and Regulations
- Compliance with	87
Liability of TIAA	69
Loans - No provision for	77
Lump-sum Benefit
- Amount	64
- Availability of	61
- Definition	16
- Effective Date	62
- Payment of	63
- Systematic Withdrawals	65
- Systematic Withdrawals to pay fees	66
Net Investment Factor
- For Other Investment Accounts	42
- For the Real Estate Account	41
Payee	17
Payment to an Estate, Trustee, etc	83
Premiums
- Allocation of	33
- Overpayment of	88
- Payment of	32
Prior Provisions - Applicability	74
Proof of Survival	86
Rate Schedule
- Applicable to the Access Account	92
- Change of	90
- Definition	18
- Guarantees	91
Real Estate Account
- Definition	37
Report of Accumulation	75
Restrictions on Distributions
- IRC Section 401(k)	70
- IRC Section 403(b)	71
Second Annuitant	20
Separate Account
- Charge	44
- Definition	21
Service of Process upon TIAA	84
Spouse’s Rights
- Definition	23
- Rights to Benefits	67
- Waiver of Rights	68
Surrender Charge	24
Tax-Free Rollover
- Right to	82
TIAA Access Account	38
Termination of employment	25
Traditional Annuity	26
Valuation Day and Valuation Period	27

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TIAA GRA

Endorsement to Your TIAA Group Retirement Annuity Certificate

Account Specifications Page

The following Investment Accounts are available as of the effective date of this endorsement. Your employer plan may restrict your right to invest in some or all of the accounts:

[TIAA Real Estate Account:]

TIAA Access Account Subaccounts:

          Account 1:

          Account 2:

          Account 3:

.

.

.

.

.

TIAA Access Account Pricing Category: [Level x]

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Endorsement to Your TIAA Group Retirement Annuity Certificate

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Endorsement to Your TIAA Group Retirement Annuity Certificate

PART A: TERMS USED IN YOUR CERTIFICATE

1.

Your accumulation is equal to the sum of your Traditional Annuity accumulation (described in Part C) and your Investment Account accumulations (described in Part D). Your accumulation will provide the benefits described in your certificate.

2.	Your annuity starting date is the date as of which you begin to receive income benefits or payments under a transfer payout annuity from your accumulation under your certificate.

3.	Beneficiaries are persons you name, in a form satisfactory to TIAA as explained in section 51, to receive the death benefit if you die before your annuity starting date.

4.	A business day is any day that the New York Stock Exchange is open for trading. A business day ends at 4:00 P.M. Eastern time, or when trading closes on the New York Stock Exchange, if earlier.

5.

The commuted (discounted) value is a one-sum amount paid in lieu of a series of payments that are not contingent upon the survival of an annuitant. It is less than the total of those payments, because future interest, included when computing the series of payments, will not be earned if payment is to be made in one sum. The commuted value of future payments is therefore the sum of those payments less the interest from the date of commutation to the date each payment would have been made. The same interest rate or rates used in computing the benefit payments will be used to determine the commuted value.

6.

The death benefit is the current value of your accumulation under your certificate. It will be paid to your beneficiary under one of the methods set forth in Part F if you die before your annuity starting date.

7.	Your employer is the organization that remits premiums to your certificate. In accordance with the terms of your employer plan, your employer may exercise certain rights under your certificate.

8.	An employer plan is a plan satisfying the requirements of IRC Section 401(a), 401(k), 403(a), 403(b), 415(m), 457, or any other section providing similar benefits for employees.

9.	ERISA is the Employee Retirement Income Security Act of 1974, as amended.

10.	A funding vehicle is an annuity contract, custodial account, or trust designated to receive contributions under an employer plan.

11.	The general account consists of all of TIAA’s assets other than those in the separate accounts.

12.	The income benefit is the periodic amount payable to you under one of the income options set forth in Part E.

13.	An internal transfer is the movement of accumulations between your Traditional Annuity accumulation and your Investment Account accumulations, among Investment Accounts

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Endorsement to Your TIAA Group Retirement Annuity Certificate

accumulations, or between your certificate and your companion CREF certificate. The provisions concerning internal transfers are set forth in Part G.

14.

An Investment Account under your certificate refers to the Real Estate Account. It also refers to any subaccount of any other Separate Account available under your certificate, that holds shares of a fund or funds which are managed with a specified investment objective. The Investment Accounts available as of the effective date of this endorsement are listed on the account specifications page and are specific to the indicated pricing category.

15.

The IRC is the Internal Revenue Code of 1986, as amended. All references to any section of the IRC shall be deemed to refer not only to such section but also to any amendment thereof and any successor statutory provisions, and any regulations thereunder.

16.	A lump-sum benefit is a withdrawal in a single sum of all or part of your accumulation. The provisions concerning lump-sum benefits are set forth in Part H.

17.	The payee is a person named to receive any periodic payments or amounts due under an income option or method of payment of the death benefit under the circumstances described in sections 48 and 54.

18.

The rate schedule sets forth the bases for computing the Traditional Annuity accumulation and any benefits and distributions arising from it. To the extent permitted by law, TIAA may change the rate schedule for amounts applied after the change, as explained in the Change of Rate Schedule section.

19.

Your required beginning date is the latest date on which you can begin to receive your accumulation in accordance with the rules of the IRC and the terms of your employer plan. Generally, it is the April 1 following the calendar year in which you attain 70½ or, if later, the April 1 following the calendar year in which you retire.

20.

The second annuitant is the person you name, if you choose to receive your income under a two-life annuity, to receive an income for life if he or she survives you. You may name any person eligible under TIAA’s practices then in effect to be a second annuitant, subject to the rights of your spouse, if any, as described in Part I.

21.	The Separate accounts are the accounts described in Part D.

22.

A severance from employment occurs when you cease to be employed by the employer that maintains the employer plan. In accordance with the provisions of the IRC and applicable regulations, a severance from employment will be deemed to occur even if you continue to perform the same job for a different employer that does not maintain the employer plan after a merger, acquisition, consolidation or other business transaction.

23.	Spouse’s rights. If you are married, then your spouse may be entitled to benefits, as described in Part I.

24.	A surrender charge will be assessed against the portion of your Traditional Annuity accumulation withdrawn to provide any lump-sum benefit, as shown in the rate schedule.

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Endorsement to Your TIAA Group Retirement Annuity Certificate

25.

Termination of employment for the purpose of determining the availability of the lump-sum benefit and the payments for a fixed-period option is a bona fide cessation of an employment relationship with your employer. Dissolution or modification of the employer plan; changes in the name or affiliation of your employer; leaves of absence, with or without pay; vacations; or other events not in fact a termination of employment will not be considered a termination of employment.

26.

The Traditional Annuity refers to the guaranteed annuity benefits under your certificate. Amounts credited to the Traditional Annuity under your certificate buy a guaranteed minimum amount of lifetime income for you, in accordance with the applicable rate schedule or rate schedules.

27.

A valuation day is any business day, as well as the last calendar day of each month. Valuation days end as of the close of all U.S. national exchanges where securities or other investments of the Investment Accounts are principally traded. Valuation days that aren’t business days end at 4:00 p.m. Eastern Time. A valuation period is the time from the end of a valuation day to the end of the next valuation day.

PART B: CONTRACT AND PREMIUMS

28.

The contract (including your certificate and any endorsements and amendments to it) constitutes the entire contract between TIAA and the contractholder, and the provisions therein alone will govern with respect to the rights and obligations of TIAA. The sole responsibility of the contractholder is to serve as a party to the contract. The employer paying premiums under the contract shall be deemed to accept its terms and those of the trust agreement under which it has been issued. The payment of premiums is the consideration for the contract.

          The contract may be amended by agreement of TIAA and the contractholder without the consent of any other person, provided that such change does not reduce any benefit purchased under the contract up to that time. Any endorsement or amendment of your certificate, waiver of any of its provisions, or change in rate schedule will be valid only if in writing and signed by an executive officer of TIAA.

29.	Your certificate states the rights that you, the annuitant, have under the contract. It is issued in return for premiums remitted on your behalf.

30.	Contestability. The contract is incontestable.

31.

Companion CREF certificate. The College Retirement Equities Fund (CREF) is a companion organization to TIAA. A companion CREF Group Retirement Unit-Annuity certificate was issued to you when you received your certificate or, if not, on the date that you first participated in CREF, if applicable.

32.

Premiums for your certificate must be remitted under the terms of your employer plan. Premiums may be stopped at any time without notice to TIAA and then resumed without payment of any past due premium or penalty of any kind.

TIAA reserves the right to limit to $300,000 the total premiums paid on your certificate and any other TIAA annuity contract on your life in any twelve-month period.

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Endorsement to Your TIAA Group Retirement Annuity Certificate

TIAA reserves the right to stop accepting premiums under the contract at any time. TIAA will not accept premiums paid on your behalf after your annuity starting date or prior death. Premiums will be credited to your certificate as of the end of the business day in which they are received by TIAA at the location that TIAA will designate by prior written notice, in good order and in accordance with procedures established by TIAA or as required by law.

          Elective deferral contributions made to your TIAA or CREF contracts or certificates may not exceed the annual limits on elective deferrals described in Section 402(g) of the IRC, or as otherwise permitted by law. TIAA will refund the accumulated value of all excess premiums made to your certificate, as required by law.

33.

Allocation of premiums. You allocate premiums between the Traditional Annuity and the Investment Accounts. If you allocate premiums to the Traditional Annuity they increase your Traditional Annuity accumulation. If you allocate premiums to an Investment Account, they purchase accumulation units in that Investment Account. You may change your allocation for future premiums at any time. TIAA will allocate your premiums according to the most recent valid instructions we have received from you in a form acceptable to TIAA. Your employer plan may limit your right to allocate premiums to the Traditional Annuity and/or to any Investment Account(s).

TIAA may stop accepting premiums to any or all Investment Accounts at any time.

34.	Unconditional protection against lapse. Your certificate will not lapse after the first premium has been paid. No additional premiums are required.

PART C: TRADITIONAL ANNUITY ACCUMULATION

35.	Your Traditional Annuity accumulation is equal to:
	A)	all premiums allocated to the Traditional Annuity under your certificate; plus

	B)	interest credited by TIAA at the guaranteed interest rate set forth in the rate schedule; plus

	C)	any additional amounts credited to the Traditional Annuity under your certificate by TIAA; plus

	D)	any internal transfers to the Traditional Annuity under your certificate; less

	E)	the amount of any lump-sum benefits paid from the Traditional Annuity; less

	F)	any amounts applied to a transfer payout annuity paid from the Traditional Annuity; less

	G)	any charges for expenses and contingencies deducted by TIAA set forth in the rate schedule; less

	H)	amounts deducted to provide an annuity income option or a death benefit method of payment from the Traditional Annuity; less

	I)	any surrender charge assessed.

When different rate schedules apply to different parts of the Traditional Annuity accumulation, any deductions from the Traditional Annuity accumulation will be allocated among the parts on a pro-rata basis in accordance with procedures established by TIAA.

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Endorsement to Your TIAA Group Retirement Annuity Certificate

36.

Additional amounts. TIAA may credit additional amounts to your Traditional Annuity accumulation. TIAA does not guarantee that there will be additional amounts. TIAA will determine at least annually if additional amounts will be credited.

          Any additional amounts credited to your Traditional Annuity accumulation will buy benefits for you based on the rate schedule in effect on the day the additional amounts are credited. Additional amounts may also be paid with any Traditional Annuity benefits payable to you or your beneficiary.

          Any additional amounts credited to your Traditional Annuity accumulation will be credited under a schedule of additional amount rates declared by TIAA. For a Traditional Annuity accumulation in force as of the effective date of such a schedule, the additional amount rates will not be modified for a period of twelve months following the schedule’s effective date. For any premiums, any additional amounts, and any internal transfers applied to the Traditional Annuity during the twelve-month period described in the preceding sentence, TIAA may declare additional amounts at rates which remain in effect through the end of such twelve-month period. Thereafter, any additional amount rates declared for such premiums, additional amounts and internal transfers will remain in effect for periods of twelve months or more.

PART D: SEPARATE ACCOUNTS

37.

The Real Estate Account is designated as “VA-2” and was established by TIAA in accordance with New York law to provide benefits under your certificate and other contracts. The assets and liabilities of separate account VA-2 are segregated from the assets and liabilities of the general account, and from the assets and liabilities of any other TIAA separate account. All premiums and internal transfers credited to the Real Estate Account become part of separate account VA-2.

38.

The TIAA Access Account (The Access Account) is designated as “VA-3” and was established by TIAA in accordance with New York law to provide benefits under your certificate and other contracts. The assets and liabilities of separate account VA-3 are segregated from the assets and liabilities of the general account, and from the assets and liabilities of any other TIAA separate account. All premiums and internal transfers credited to the Access Account become part of separate account VA-3.

39.

Accumulation Unit. Each Investment Account maintains a separate accumulation unit unique to the indicated pricing category. The value of each Investment Account’s accumulation unit is calculated at the end of each valuation day. The value of an Investment Account’s accumulation unit is equal to the prior valuation day’s value multiplied by that account’s net investment factor.

40.

An Investment Account Accumulation (the value of your share of an Investment Account) is equal to the number of your accumulation units in that Investment Account multiplied by the value of one accumulation unit in that Investment Account. Investment Account accumulations are variable and are not guaranteed. They may increase or decrease depending on the investment results of the funds underlying the Investment Accounts.

41.	The Real Estate Account’s Net Investment Factor for a valuation period is based on the amount of accrued real estate net operating income, dividends, interest and other income

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Endorsement to Your TIAA Group Retirement Annuity Certificate

during the current period, a deduction of the separate account charge, both realized and unrealized capital gains and losses incurred, and other accounting adjustments during the current period. The precise formula for the net investment factor is A divided by B, as follows:

	A)	The value of the Real Estate Account’s net assets at the end of the current valuation period, less any premiums received during the current period.

B)

The value of the Real Estate Account’s net assets at the end of the previous valuation period, plus the net effect of transactions (e.g. internal transfers, benefit payments) made at the start of the current valuation period.

42.

The Net Investment Factor for any Investment Account other than the Real Estate Account equals that account’s gross investment factor minus the separate account charge incurred for that account since the previous valuation day.

43.	Each Investment Account other than the Real Estate Account has its own Gross Investment Factor. An Investment Account’s Gross Investment Factor equals A divided by B, as follows:

A	equals	i.

the value of the shares in the fund(s) held by the account, as reported to us by the fund(s), as of the end of the valuation day, excluding the net effect of contractholders’ transactions (i.e., premiums received, benefits paid, and transfers to and from the account) made during that day; plus

		ii.	investment income and capital gains distributed to the account; less
		iii.	any amount paid and/or reserved for tax liability resulting from the operation of the account since the previous valuation day.

B

equals the value of the shares in the fund(s) held by the account as of the end of the prior valuation day, including the net effect of contractholders’ transactions made during the prior valuation day.

44.

Each Investment Account has its own separate account charge. The separate account charge for the Real Estate account is assessed for mortality and expense risk, liquidity risk and administrative and investment advisory services. The Real Estate Account separate account charge can be increased or decreased at the discretion of TIAA and is guaranteed not to exceed 2.50% per year of average net assets.

          The separate account charge for any Investment Account other than the Real Estate Account is assessed for mortality and expense risk and administration. The separate account charge for any subaccount of TIAA VA-3 is specific to the VA-3 pricing category indicated on the account specifications page. The separate account charge for any subaccount of TIAA VA-3 under your certificate can be increased or decreased at the discretion of TIAA and is guaranteed not to exceed 2.0% per year of that Investment Account’s average net assets.

45.	Number of Accumulation Units. The number of your accumulation units in an Investment Account under your certificate will be increased by:

	A)	any premiums you allocate to that Investment Account; and

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Endorsement to Your TIAA Group Retirement Annuity Certificate

B)	any internal transfers you make to that Investment Account;

and will be decreased by:

C)	the application of any accumulations to provide any form of benefit; and

D)	any internal transfers from your accumulation in that Investment Account to the Traditional Annuity, another Investment Account or your companion CREF certificate.

          The increase or decrease in the number of your accumulation units on any valuation day is equal to the net dollar value of all transactions divided by the value of the Investment Account’s accumulation unit as of the end of the valuation day on which the transaction becomes effective.

PART E: YOUR INCOME BENEFIT

46.

Starting your income benefit. Your annuity starting date may not be earlier than the earliest date allowed under your employer plan, nor later than your required beginning date. Payment of your income benefit will begin as of the annuity starting date you have chosen, if you are then living and:

	A)	you have chosen one of the income options set forth in section 47;
	B)	if you choose a one-life annuity, we have received proof of your age;
	C)	if you choose a two-life annuity, we have received proof of your age and the age of your second annuitant;
	D)	if you choose the minimum distribution annuity, we have received proof of your age and the age of the calculation beneficiary you name, if any;
	E)	if you choose the fixed-period annuity, we have received written certification from your employer of termination of employment and of eligibility for this option; and
	F)	if your accumulation is subject to the spousal rights described in Part I, we have received any required waiver of spouse’s rights or proof that you are not married.

          If the requirements of this section have not been completed by the annuity starting date you have chosen, the annuity starting date will be deferred to a date after these requirements have been completed, or if earlier, to your required beginning date. You may not begin a one-life annuity after you attain age 90, nor may you begin a two-life annuity after you or your second annuitant attain age 90. If your accumulation is less than $5,000 on your annuity starting date, TIAA may choose instead to pay your accumulation to you in a single sum.

At any time before you start to receive your income benefit, you may change your annuity starting date to a date after the change, by written notice to TIAA as explained in section 81.

47.

Income options are the ways in which you may have your income benefit paid to you. These income options are available from your Traditional Annuity accumulation only. You can transfer some or all of any of your Investment Account accumulations to your Traditional

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Endorsement to Your TIAA Group Retirement Annuity Certificate

Annuity accumulation to receive benefits under an income option available from the Traditional Annuity. Also, you may transfer some or all of any of your Investment Account accumulations to your companion CREF certificate, as described in section 55, to receive benefits under an income option available under that certificate. The fixed-period annuity option is available only after termination of employment, and may be limited under the terms of your employer’s plan.

          You may choose the option you want any time before your annuity starting date. You may change your choice any time before payments begin, but once they have begun, the election to begin receiving benefits is irrevocable and no change can be made. Any choice of option or change of such choice must be made by written notice to TIAA as explained in section 81.

          Your right to elect an option or change such election may be limited in accordance with section 87. If your accumulation is subject to spousal rights, your choice of an income option is subject to the rights of your spouse, if any, to benefits as explained in Part I. The availability of certain income options may be restricted by the IRC and by the terms of your employer plan.

          If you separate from service with your employer, we may distribute your accumulation to you, in accordance with the terms of your employer plan. If the plan administrator for your employer plan or his or her designee notifies us that distribution from your certificate must begin under the minimum distribution rules of federal tax law, we will begin income benefits under the income option selected by your plan administrator provided that the income option is one of the options described below.

          The following are the income options from which you may choose. All of them provide an income for you, some provide that payments will continue for the lifetime of a second annuitant and some provide that payments will continue in any event during a guaranteed or fixed period as explained in section 48. The periodic amount paid to you or a surviving second annuitant depends on which of these options you choose.

One-life annuity. A payment will be made to you each month for as long as you live. You may include a guaranteed period of 10, 15 or 20 years. If you do not include a guaranteed period, all payments will cease at your death. If you include a guaranteed period and you die before the end of that period, monthly payments will continue until the end of that period and then cease.

Two-life annuity. A payment will be made to you each month for as long as you live. After your death, a payment will be made each month to the second annuitant you have named, for as long as he or she survives you. You cannot change your choice of second annuitant after your payments begin. You may include a guaranteed period of 10, 15 or 20 years. If you do not include a guaranteed period, all payments will cease when you and your second annuitant have both died. You may choose from among the following forms of two-life annuity.

Full benefit to survivor. At the death of either you or your second annuitant, the full amount of the monthly payments that would have been paid if you both had lived will continue to be paid to the survivor. If you include a guaranteed period and you and your second annuitant both die before the end of the period chosen, the full amount of the monthly payments that would have been paid if you both had lived will continue to be paid until the end of that period and then cease.

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Endorsement to Your TIAA Group Retirement Annuity Certificate

Two-thirds benefit to survivor. At the death of either you or your second annuitant, two-thirds of the monthly payments that would have been paid if you both had lived will continue to be paid to the survivor. If you include a guaranteed period and you and your second annuitant both die before the end of the period chosen, two-thirds of the monthly payments that would have been paid if you both had lived will continue to be paid until the end of that period and then cease.

Half benefit to second annuitant. The full monthly income will continue to be paid as long as you live. After your death, if your second annuitant survives you, one-half of the monthly payments that would have been paid if you had lived will continue to be paid to your second annuitant. If you include a guaranteed period and you and your second annuitant both die before the end of the period chosen, one-half of the monthly payments that would have been paid if you had lived will continue to be paid until the end of that period and then cease.

Interest payment and retirement annuity. A payment will be made to you each month until you die or convert to another income option. The amount of the payment will be equal to the interest that TIAA would otherwise credit to your Traditional Annuity accumulation.

          You must convert to another income option no later than your required beginning date, as defined in section 19, or, if earlier, the first day of the month in which you attain age 90. If you die before converting, a death benefit equal to your accumulation plus any interest credited to your Traditional Annuity accumulation since the last payment will be paid to the person or persons you name when electing this option.

          This income option is only available if you are at least age 55 and it is more than one year prior to your required beginning date. The value of the Traditional Annuity accumulation placed under this option must be at least $10,000.

Fixed-period annuity. A payment of principal and interest will be made to you each month for a fixed period you choose that is not less than 5 nor more than 30 years. At the end of the period chosen all the principal and interest credited will have been paid out. If you die before the end of the period chosen, the monthly payments will continue until the end of that period and then cease. Your right to receive payments for a fixed period may be limited by the terms of your employer plan. This option is only available after termination of employment.

Minimum distribution annuity. This income option enables you to limit your distribution to the minimum distribution requirements of federal tax law. Payments will be made to you from your accumulation until your accumulation is entirely paid out, or until your prior death. This option may not provide income that lasts for your entire lifetime.

          If, under this income option, you die before your entire accumulation has been paid out, a death benefit equal to your remaining accumulation will be paid to the person or persons you name when electing this option.

This income option is only available on or after your required beginning date. The value of the accumulation placed under this option must be at least $10,000.

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Endorsement to Your TIAA Group Retirement Annuity Certificate

          Automatic election provision. If on your required beginning date, you have not met the requirements for starting your income benefit described in section 46, you will be deemed to have chosen the form of benefit distribution, if any, specified by the terms of your employer plan, if such form of benefit is available under your certificate. Otherwise, you will be deemed to have chosen a one-life annuity if you are then single, or the “half benefit to second annuitant” form of the two-life annuity if you are then married, each with a 10-year guaranteed period, if allowed under federal tax law.

48.

Post-mortem payments during a guaranteed or fixed period. Any periodic payments or other amounts remaining due after your death and the death of your second annuitant, if any, during a guaranteed or fixed period will be paid to the payee named to receive them. You name the payee at the time you choose the income option, as described in section 81. You may later change the named payee. If you choose a two-life annuity, your surviving second annuitant may change the named payees after your death, unless you direct otherwise.

          A payee may choose to receive in one sum the commuted value of any remaining periodic payments that do not involve life contingencies, unless you direct otherwise. If no payee was named to receive these payments, or if no one so named is then living, we will pay the remaining payments due or the commuted value of the remaining periodic payments in one sum to your estate, or to the estate of the last survivor of you and your second annuitant if you chose a two- life annuity.

          If a payee receiving payments during a guaranteed or fixed period option dies while payments remain due, the commuted value of any remaining payments due to that person will be paid to any other surviving payee that you (or your second annuitant) had named to receive them. If no payee so named is then living, the commuted value will be paid to the estate of the last payee who was receiving these benefit payments.

49.	The amount of your periodic income benefit as of the annuity starting date will be determined by:

	A)	the amount of your Traditional Annuity accumulation;
	B)	the rate schedule or schedules under which any premiums, additional amounts and internal transfers were applied to your Traditional Annuity accumulation;
	C)	the income option you choose;
	D)	if you choose a one-life annuity, your age;
	E)	if you choose a two-life annuity, your age and your second annuitant’s age; and
	F)	if you choose the minimum distribution annuity, your age and the age of the calculation beneficiary you name under the minimum distribution annuity, if applicable.

          If your income benefit would be less than $100 a month, TIAA will have the right to change to quarterly, semi-annual or annual payments, whichever will result in payments of $100 or more and the shortest interval between payments.

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PART F: DEATH BENEFIT

50.

Payment of the death benefit. If you die before your annuity starting date, the death benefit will be payable to your beneficiary. We must receive the following in a form acceptable to TIAA before any death benefit will be paid:

	A)	proof of your death;
	B)	the choice of a method of payment as provided in section 52; and
	C)	proof of the beneficiary’s age if the method of payment chosen is the one-life annuity or the minimum distribution annuity.

          Payment under the single-sum payment method will be made as of the date we receive these items; payment under any other method of payment will start no later than the first day of the month after we have received these items.

          Upon receipt of proof of your death, we will divide your accumulation into as many portions as there are validly designated beneficiaries for your certificate. If different rate schedules apply to different parts of your Traditional Annuity accumulation, the resulting portions will be allocated among the parts on a pro-rata basis in accordance with procedures established by TIAA. Each validly designated beneficiary will then have the right to make elections available under your certificate in connection with his or her portion of the accumulation.

51.

Naming your beneficiary. Beneficiaries are persons you name to receive the death benefit if you die before your annuity starting date. At any time before your annuity starting date, you may name, change, add or delete your beneficiaries by written notice to TIAA, as explained in section 81. If your accumulation is subject to spousal rights, then your right to name a beneficiary for the death benefit is subject to the rights of your spouse, if any, as described in Part I.

          You can name two classes of beneficiaries, primary and contingent, which set the order of payment. At your death, your beneficiaries are the surviving primary beneficiary or beneficiaries you named. If no primary beneficiary survives you, your beneficiaries are the surviving contingent beneficiary or beneficiaries you named. The share of any named beneficiary in a class who does not survive will be allocated in equal shares to the beneficiaries in such class who do survive, even if you’ve provided for these beneficiaries to receive unequal shares.

          The death benefit will be paid to your estate in one sum if: you name your estate as beneficiary; or none of the beneficiaries you have named is alive at the time of your death; or at your death you had never named a beneficiary. If distributions to a named beneficiary are barred by operation of law, the death benefit will be paid to your estate.

          If at your death any distribution of the death benefit would be in conflict with any rights of your spouse under law that were not previously waived, or with the terms of your employer plan, TIAA will pay the death benefit in accordance with your spouse’s rights.

52.

Methods of payment are the ways in which your beneficiary may receive the death benefit. The single-sum payment method is available from your Traditional Annuity and Investment Account accumulations. The other methods are available from the Traditional Annuity only. Your beneficiary can, however, transfer some or all of any of your Investment Account accumulations to the Traditional Annuity in order to receive that portion of the death benefit under a method of payment available from the Traditional Annuity. Your beneficiary can

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also transfer some or all of your accumulation to CREF in order to receive that portion of the death benefit under a method of payment offered by CREF. Such transfer can be for all of your accumulation, or for any part thereof not less than $1,000.

          You may choose the method of payment and change your choice at any time before payments begin. After your death, your beneficiary may change the method chosen by you, if you so provide. If you do not choose a method of payment, your beneficiary will make the choice when he or she becomes entitled to payments. The right to elect a method or change such election may be limited in accordance with section 87.

          A beneficiary may not begin to receive the death benefit under the one-life annuity method after he or she attains age 90. If you die before your annuity starting date and have chosen the one-life annuity method for a beneficiary who has attained age 90, he or she must choose another method. Any choice of method or change of such choice must be made by written notice to TIAA, as explained in section 81.

          Generally, the distribution of the death benefit under any method of payment must be made over the lifetime of your beneficiary or over a period not to exceed your beneficiary’s life expectancy, in accordance with applicable tax law.

          The distribution of the death benefit under a method of payment must be made in such a form and begin at such date as meets the requirements of the IRC and the regulations thereunder. If such method of payment has not been chosen to begin by that date, we will elect a method of payment in accordance with the requirements of the IRC and any regulations thereunder. The following are the methods of payment:

Single-sum payment. The death benefit will be paid to your beneficiary in one sum.

One-life annuity. A payment will be made to your beneficiary each month for life. A guaranteed period of 10, 15 or 20 years may be included. If a guaranteed period isn’t included, all payments will cease at the death of your beneficiary. If a guaranteed period is included and your beneficiary dies before the end of that period, monthly payments will continue until the end of that period and then cease, as explained in section 54.

Fixed-period annuity. A payment will be made to your beneficiary each month for a fixed period of not less than 2 nor more than 30 years, as chosen. At the end of the period chosen, the entire death benefit will have been paid out. If your beneficiary dies before the end of the period chosen, the monthly payments will continue until the end of that period and then cease, as explained in section 54.

Minimum distribution annuity. This method enables your beneficiary to limit his or her distribution to the minimum distribution requirements of federal tax law. Payments are made from your accumulation in each year that a distribution is required, until your accumulation is entirely paid out or until your beneficiary dies. This method may not provide income for your beneficiary that lasts for his or her entire lifetime. If your beneficiary dies before the entire accumulation has been paid out, the remaining accumulation will be paid in one sum to the payee named to receive it. The value of the death benefit placed under this method must be at least $10,000.

Interest payments. A payment of interest on the death benefit will be made to your beneficiary each month for a chosen period of not less than 2 nor more than 30 years. At the end of the period chosen, TIAA will pay the death benefit to your beneficiary.

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If your beneficiary dies while any part of the death benefit is held by TIAA, that amount will be payable as explained in section 54.

53.	The amount of death benefit payments will be determined as of the date payments are to begin by:

	A)	the amount of your Traditional Annuity accumulation;
	B)	the rate schedule or schedules under which any premiums, additional amounts and internal transfers were applied to your Traditional Annuity accumulation;
	C)	the method of payment chosen for the death benefit; and
	D)	if the method chosen is the one-life annuity or the minimum distribution annuity, the age of your beneficiary.

If any method chosen would result in payments of less than $100 a month, TIAA will have the right to require a change in choice that will result in payments of at least $100 a month.

54.

Payments after the death of a beneficiary. Any periodic payments or other amounts remaining due after the death of your beneficiary during a guaranteed or fixed period will be paid to the payee named by you or your beneficiary to receive them, by written notice to TIAA as explained in section 81. The commuted value of these payments may be paid in one sum unless we are directed otherwise.

If no payee has been named to receive these payments, or if no one so named is living at the death of your beneficiary, the commuted value will be paid in one sum to your beneficiary’s estate.

          If a payee receiving these payments dies before the end of the guaranteed or fixed period, the commuted value of any payments still due that person will be paid to any other payee named to receive it. If no one has been so named, the commuted value will be paid to the estate of the last payee who was receiving these payments.

          If your beneficiary dies while any part of the death benefit is held by TIAA under the minimum distribution annuity, that amount will be paid in one sum to the payee you or your beneficiary have named to receive it. If no such person survives your beneficiary, the death benefit will be paid in one sum to your beneficiary’s estate.

PART G: INTERNAL TRANSFERS

55.

Internal transfers from the Investment Accounts, among the Investment Accounts or from CREF. Subject to section 60, you may transfer all of any of your Investment Account accumulations, or any part thereof not less than $1,000, to your TIAA Traditional Annuity accumulation or your companion CREF certificate. You may also transfer among your Investment Account accumulations. If you have an accumulation in your companion CREF certificate, you may transfer from that certificate to your certificate. Any transfer to or from CREF is subject to the terms of your companion CREF certificate and CREF’s Rules of the Fund. TIAA reserves the right to limit internal transfers from each of the Investment Accounts to not more than one in a calendar quarter. TIAA reserves the right to stop accepting internal transfers to the Traditional Annuity and/or any or all of the Investment Accounts at any time. Your employer plan may limit your right to transfer to the

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Traditional Annuity, any or all of the Investment Accounts, and/or to a CREF account in accordance with the CREF’s Rules of the Fund.

56.

Systematic transfers from and among the Investment Accounts. Subject to section 60, you may elect to have transfers from or among Investment Accounts made on a systematic basis. Systematic transfers may be made semi-monthly, monthly, quarterly, semi-annually or annually. Semi-monthly transfers are made twice a month, with the second payment scheduled 14 days after the first payment. You choose which day the transfer will be made, except that if the date of a scheduled transfer is not a business day, the transfer will be made on the following business day. Transfers will continue until you tell us to stop or an Investment Account accumulation is insufficient to support the transfer. Systematic transfers are subject to all the provisions described above for transfers, except that a reduced minimum amount of $100 applies to such transfers.

57.

Internal transfers from the Traditional Annuity. You may transfer your Traditional Annuity accumulation to your companion CREF certificate or to an Investment Account under a transfer payout annuity. Each transfer payout annuity payment to CREF is subject to the terms of your companion CREF certificate and CREF’s Rules of the Fund. Your employer plan may limit your right to transfer to any of the Investment Accounts. TIAA reserves the right to stop accepting transfer payout annuity payments to any of the Investment Accounts at any time.

          Transfer payout annuity payments will be made over a 10-year period. The amount of each transfer payout annuity payment will be determined as of the annuity starting date for the transfer payout annuity by:

	A)	the amount of your Traditional Annuity accumulation; and
	B)	the interest rate(s) in the rate schedule(s) under which any premiums, additional amounts, and internal transfers were applied to your Traditional Annuity accumulation.

          Your request for a transfer payout annuity must be made by written notice to TIAA, as described in section 81. If you die before all transfer payout annuity payments have been made, any remaining payments will continue to the beneficiary you name when electing this option. Your beneficiary may instead choose to receive a death benefit equal to the commuted value of any remaining payments.

58.

Effective date of internal transfers. An internal transfer will be effective as of the end of the business day in which we receive your written request for an internal transfer. You may defer the effective date of the internal transfer until any business day following the date on which we receive your request. TIAA will determine all values as of the end of the effective date. You can’t revoke a request for an internal transfer after its effective date.

59.

Crediting internal transfers. Internal transfers to your Traditional Annuity accumulation are credited to the Traditional Annuity as of the end of the effective date of the internal transfer. Internal transfers to your Investment Account accumulations purchase accumulation units as of the end of the effective date of the internal transfer.

60.

Restrictions on transfers. To the extent permitted by applicable law, we may reject, limit, defer or impose other conditions on transfers into or out of an Investment Account in order to curb frequent transfer activity to the extent that comparable limitations are imposed on the

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purchase, redemption or exchange of shares of any of the funds held by an Investment Account. In accordance with applicable law, we may terminate the transfer feature of the certificate at any time.

          A fund in which an Investment Account invests may impose a redemption charge on its assets that are redeemed out of the fund in connection with a transfer. The fund determines the amount of the redemption charge and the charge is retained by or paid to the fund and not by or to TIAA. The redemption charge may affect the number and value of accumulation units transferred out of the Investment Account that invests in that fund and, therefore, may affect the Investment Account accumulation.

PART H: LUMP-SUM BENEFITS

61.

Availability of the lump-sum benefit. You may withdraw all of your Traditional Annuity accumulation, or any part thereof not less than $1,000 as a lump-sum benefit. Such withdrawals can only be made before the commencement of annuity payments and within 120 days after:

	A)	the date you terminate employment or, if later;
	B)	the specific date stipulated in your employer plan.

          After the 120-day period expires the election of a lump-sum benefit from your Traditional Annuity accumulation will never again be available. Lump-sum benefits paid from the Traditional Annuity accumulation will be reduced by any surrender charge in accordance with the applicable rate schedule or schedules.

          At any time you may, subject to the limits described below, withdraw as a lump-sum benefit all of any of your Investment Account accumulations, or any part thereof not less than $1,000. TIAA reserves the right to limit lump-sum benefits from your Traditional Annuity accumulation and each of your Investment Account accumulations to not more than one in a calendar quarter.

          A lump-sum benefit will not be available before the earliest date permitted under your employer plan. For both the Traditional Annuity and the Investment Accounts, the availability of a lump-sum benefit may be limited by your employer plan.

          If you have a severance from employment with your employer, we may choose to distribute your accumulation to you as a lump-sum benefit (without surrender charge) in accordance with the terms of your employer plan subject to the restrictions on mandatory distributions under the IRC.

          If you are married, and some or all of any of your Investment Account accumulations are subject to spousal rights, your right to receive a lump-sum benefit is subject to the rights of your spouse as described in Part I.

Federal tax law may restrict distributions as described in Part J.

62.

Effective date of a lump-sum benefit. Any choice of lump-sum benefit must be made by written notice to TIAA on or before the day your income benefits begin, as explained in section 81. A lump-sum benefit will be effective as of the business day on which we receive, in a form acceptable to TIAA:

	A)	your request for a lump-sum benefit;

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B)

verification from your employer of your eligibility for a lump-sum benefit, and certification of termination of employment if the lump-sum benefit is requested from the Traditional Annuity accumulation; and

	C)	if your accumulation is subject to the spousal rights described in Part I, a waiver of spouse’s rights or proof that you are not married.

          You may choose to defer the effective date of the lump-sum benefit until any business day following the date on which we receive the above requirements. In no event, however, can a lump-sum benefit from the Traditional Annuity accumulation be effective before the date that you terminate employment or after the 120-day period described in section 61. TIAA will determine all values as of the end of the effective date. You can’t revoke a request for a lump- sum benefit after its effective date.

TIAA may defer the payment of a Traditional Annuity lump-sum benefit for up to six months.

63.	Payment of a lump-sum benefit. A lump-sum benefit may be paid:

	A)	to you as a cash withdrawal;
	B)	to another funding vehicle as a direct transfer under federal tax law; or
	C)	to a TIAA IRA contract, a CREF IRA certificate, or to a funding vehicle whether or not it is offered by TIAA or CREF, as a tax-free rollover as permitted in section 82.

64.

Amount of a lump-sum benefit. If you choose a lump-sum benefit from your Traditional Annuity accumulation, when such lump-sum is available as described above, we will pay the portion of your Traditional Annuity accumulation you choose, less any surrender charge in accordance with the applicable rate schedule or schedules. If you choose a lump-sum benefit from your any of your Investment Account accumulations, we will pay the portion of the Investment Account accumulation you choose.

Payment of a lump-sum benefit reduces the accumulation from which it is paid by the amount chosen, including any surrender charge.

65.

Systematic withdrawals. You may elect to have lump-sum benefits from any of your Investment Account accumulations made on a systematic basis. Systematic withdrawals may be made semi-monthly, monthly, quarterly, semi-annually or annually. Semi-monthly withdrawals are made twice a month, with the second payment scheduled 14 days after the first payment. You choose which day the lump-sum benefit will be paid, except that if the date of a scheduled lump-sum benefit is not a business day, it will be paid on the following business day. Withdrawals will continue until you tell us to stop or until the portion of an Investment Account accumulation available to you is insufficient to support the benefit. Systematic withdrawals are subject to all the provisions described above for lump-sum benefits, except that a reduced minimum amount of $100 applies.

66.

Systematic Withdrawals from the Investment Accounts to Pay Financial Advisor Fees. You may authorize a series of systematic withdrawals from your Investment Account accumulations to pay the fees of a financial advisor. Such systematic withdrawals are subject to all provisions applicable to systematic withdrawals, except as otherwise described in this section.

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          One series of systematic withdrawals to pay financial advisor fees may be in effect at the same time that one other series of systematic withdrawals is also in effect. Systematic withdrawals to pay financial advisor fees must be scheduled to be made quarterly only, on the first day of each calendar quarter. The amount withdrawn from each account must be specified in dollars or percentage of accumulation, and will be in proportion to the accumulations in each account at the end of the business day prior to the withdrawal. The financial advisor may request that we stop making withdrawals.

We reserve the right to determine the eligibility of financial advisors for this type of fee reimbursement.

PART I: SPOUSE’S RIGHTS TO BENEFITS

67.	Spouse’s rights to benefits. If you are married, and all or part of your accumulation is attributable to contributions made under
	A)	an employer plan subject to ERISA; or
	B)	an employer plan that provides for spousal rights to benefits, then, only to the extent required by the IRC, ERISA or the terms of your employer plan, your rights to choose certain benefits are restricted by the rights of your spouse to benefits as follows:

Spouse’s survivor retirement benefit. If you are married on your annuity starting date, your income benefit must be paid under a two-life annuity with your spouse as second annuitant.

Spouse’s survivor death benefit. If you die before your annuity starting date and your spouse survives you, the payment of the death benefit to your named beneficiary may be subject to your spouse’s right to receive a death benefit. Under an employer plan subject to ERISA, your spouse has the right to a death benefit of at least 50% of any part of your accumulation attributable to contributions made under such plan. Under an employer plan not subject to ERISA, your spouse may have the right to a death benefit in the amount stipulated in the plan.

Your spouse may consent to a waiver of his or her rights to these benefits, as explained in section 68.

68.	Waiver of spouse’s rights. If you are married, your spouse must consent to a waiver of his or her rights to survivor benefits before you can choose:

	A)	an income option other than a two-life annuity with your spouse as second annuitant; or
	B)	beneficiaries who are not your spouse for more than the percentage of the death benefit allowed by the employer plan; or
	C)	a lump-sum benefit.

          In order to waive the rights to spousal survivor benefits, we must receive, in a form satisfactory to TIAA, your spouse’s consent, or a satisfactory verification that your spouse cannot be located. A waiver of rights with respect to an income option or a lump-sum

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benefit must be made in accordance with the IRC and ERISA, or the applicable provisions of your employer plan. A waiver of the survivor death benefit may not be effective if it is made prior to the earlier of the plan year in which you reach age 35 or your severance from employment of your employer.

          Verification of your marital status may be required, in a form satisfactory to TIAA, for purposes of establishing your spouse’s rights to benefits or a waiver of these rights. You may revoke a waiver of your spouse’s rights to benefits at any time during your lifetime and before the annuity starting date. Your spouse may not revoke a consent after the consent has been given.

69.

Liability of TIAA. Any action taken by TIAA in good faith before receiving written notice of a waiver of rights included in your certificate, or of revocation of such waiver, will not subject TIAA to liability because our acts were contrary to what was stated in such waiver or revocation.

PART J: RESTRICTIONS ON DISTRIBUTIONS AND INCOME BENEFITS

70.

IRC Section 401(k) plans. Your ability to elect a distribution as available under the terms of your certificate is also subject to the applicable provisions of the IRC. IRC Section 401(k) prohibits the distribution of the portion of your accumulation attributable to premiums paid as elective deferrals, except as a tax-free transfer to another funding vehicle, until you:

	A)	attain age 59 1/2, in the case of a profit-sharing plan;
	B)	have a severance from employment with respect to the employer under whose plan the aforementioned portion is attributable;
	C)	die;
	D)	become disabled within the meaning of IRC Section 72(m)(7);
	E)	encounter financial “hardship” within the meaning of IRC Section 401(k);

or, if earlier, upon the occurrence of any of the events described in IRC Section 401(k)(10).
In the case of hardship, IRC Section 401(k) requires that any earnings credited after December 31, 1988 be unavailable for distribution.

          Any request for an early withdrawal due to disability, hardship, or severance from employment must be submitted with evidence of the disability, hardship, or severance from employment on forms satisfactory to TIAA and not inconsistent with applicable law.

71.

IRC Section 403(b) plans. Your ability to elect a distribution as available under the terms of your certificate is also subject to the applicable provisions of the IRC. In general, IRC Section 403(b) prohibits the distribution to you of the portion of your accumulation equal to:

	A)	amounts attributable to funds transferred to your certificate from a custodial account established under IRC Section 403(b)(7); plus
	B)	amounts attributable to premiums paid to an IRC Section 403(b)(1) annuity contract as elective deferrals under a salary reduction agreement (within the meaning of IRC Section 403(b)(11)); less

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	C)	the value, if any, of the amounts described in B) determined as of December 31, 1988.

until you:

	(1)	reach age 59½;
	(2)	have a severance from employment with respect to the employer under whose plan the aforementioned portion is attributable;
	(3)	die;
	(4)	become disabled within the meaning of IRC Section 72(m)(7); or
	(5)	encounter financial “hardship” within the meaning of IRC Section 403(b).

          In the case of hardship, IRC Section 403(b) generally requires that any earnings credited after December 31, 1988 and any contributions paid after December 31, 1988 to a custodial account established under IRC Section 403(b)(7) that are not elective deferrals under a salary reduction agreement, will not be available for distribution.

          Any request for an early withdrawal due to disability, hardship, or severance from employment must be submitted with evidence of the disability, hardship, or severance from employment on forms satisfactory to TIAA and must not be inconsistent with applicable law.

PART K: GENERAL PROVISIONS

72.

Insulation of the Investment Accounts. TIAA owns the assets in each Investment Account. To the extent permitted by law, the assets in each Investment Account will not be charged with liabilities arising out of any other business TIAA may conduct. All income, investment gains and investment losses of each Investment Account, whether or not realized, will be credited to or charged against only that account without regard to TIAA’s other income, gains or losses.

73.

Modification of an Investment Account. We may, as permitted by applicable law, combine or delete Investment Accounts. We may add other Investment Accounts with the consent of your employer under your employer plan. We may also, as permitted by applicable law and the New York Insurance Department, change or substitute the fund(s) whose shares are held by the Investment Accounts.

          If you own accumulation units in an Investment Account that is deleted, you will be deemed to have instructed us to transfer them to the CREF Money Market Account, if available, or such other account as specified by your employer under the terms of the employer plan. However, if permitted by your employer plan, you may instruct us to transfer such amounts to any other available Investment Account, the Traditional Annuity or to your companion CREF certificate.

74.

Applicability of prior provisions. Any of the following provisions of your original certificate will remain in effect as of the effective date of this endorsement to the extent that they are applicable to substantially similar provisions of this endorsement:

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	A)	Provisions detailing the terms of your employer plan appearing on page 3 of your original certificate.
	B)	Any provisions pertaining to ownership of your certificate other than by the annuitant.
	C)	The rate schedule or rate schedules as applicable.
	D)	Annuitant specific information appearing on page 3 of your original certificate subject to any changes you have made as allowed under the terms of your certificate.
	E)	Provisions detailing premium taxes.
	F)	Lower minimum transaction amounts relative to the amounts indicated in this endorsement.

75.	Report of accumulation. At least once each year, we will provide you with a report for your certificate showing the value of your accumulation (death benefit) as of a date specified in the report.

76.

Investment Company Act of 1940. The TIAA Access Account is a unit-investment trust which is a registered investment company under the Investment Company Act of 1940. However, we may operate the separate account using any other form permitted under the Act. Also, we may deregister the separate account under the Act, subject to compliance with applicable law.

77.	No loans. Your certificate does not provide for loans.

78.	No assignment. Neither you nor any other person may assign, pledge, or transfer ownership of your certificate or any benefits under its terms. Any such action will be void and of no effect.

79.	Limited cash surrender benefit. The only provision for cash surrender under your certificate is the Lump-Sum Benefits described in Part H.

80.

Protection against claims of creditors. The benefits and rights accruing to you or any other person under your certificate are exempt from the claims of creditors or legal process to the fullest extent permitted by law.

81.

Procedure for elections and changes. You (or your beneficiaries after your death) have to make any choice or changes available under your certificate in a form acceptable to TIAA at our home office in New York, NY, or at another location that we designate. If you (or your beneficiaries after your death) send us a notice changing your beneficiaries or other persons named to receive payments, it will take effect as of the date it was signed even if you (or any other signer) then die before the notice actually reaches TIAA. Any other notice will take effect as of the date TIAA receives it. If TIAA takes any action in good faith before receiving the notice, we won’t be subject to liability even if our acts were contrary to what was stated in the notice.

          For purposes of determining the effective dates of any transaction and premium receipts, transaction requests and premiums will only be deemed to have been received when they are received by TIAA, or its appropriately designated agent, in good order, in accordance with procedures established by TIAA or as required by law. TIAA reserves the right to limit the number of transactions that you may make effective on a single business day.

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82.

Right to a tax-free rollover. If you or your surviving spouse (or your spouse or former spouse as an alternate payee under a “qualified domestic relations order,” as defined in the IRC) receive a distribution from your certificate which qualifies as an eligible rollover distribution under IRC Section 402(c)(4), any portion of it may be paid as a direct rollover to an eligible retirement plan. An eligible retirement plan is, to the extent permitted by law, a plan satisfying the requirements of IRC Section 401(a), 403(a), 403(b), 408 or to the extent that the plan sponsor is a state or local government, Section 457(b).

Retirement plans eligible for such rollovers may, in the future, be changed by law. If such changes become effective, your certificate will be governed by the laws and regulations then applicable.

83.

Payment to an estate, trustee, etc. TIAA reserves the right to pay in one sum the commuted value of any benefits due an estate, corporation, partnership, trustee or other entity that isn’t a natural person. TIAA won’t be responsible for the acts or neglects of any executor, trustee, guardian, or other third party receiving payments under your certificate.

If you designate a trustee of a trust as beneficiary, TIAA is not obliged to inquire into the terms of the underlying trust or any will.
If death benefits become payable to the designated trustee of a testamentary trust, but:

	A)	no qualified trustee makes claim for the benefits within nine months after your death; or
	B)	evidence satisfactory to TIAA is presented at any time within such nine-month period that no trustee can qualify to receive the benefits due,

payment will be made to the successor beneficiaries, if any are designated and survive you; otherwise payment will be made to the executors or administrators of your estate.

          If benefits become payable to an inter-vivos trustee (the person appointed to execute a trust created during an individual’s lifetime), but the trust is not in effect or there is no qualified trustee, payment will be made to the successor beneficiaries, if any are designated and survive you; otherwise payment will be made to the executors or administrators of your estate.

Payment to any trustee, successor beneficiary, executor, or administrator, as provided for above, shall fully satisfy TIAA’s payment obligations under your certificate to the extent of such payment.

84.

Service of process upon TIAA. We will accept service of process in any action or suit against us on your certificate in any court of competent jurisdiction in the United States or Puerto Rico provided such process is properly made. We will also accept such process sent to us by registered mail if the plaintiff is a resident of the jurisdiction in which the action or suit is brought. This section does not waive any of our rights, including the right to remove such action or suit to another court.

85.

Benefits based on incorrect data. If the amount of benefits is determined by data as to a person’s age or sex that is incorrect, the benefits payable will be such as the premium paid would have purchased based on correct data. Any amounts underpaid by TIAA on the basis

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of the incorrect data will be paid at the time the correction is made. Any amounts overpaid by TIAA on the basis of the incorrect data will be charged against the payments due after the correction is made. Any amounts so paid or charged will include compound interest at the effective annual rate of 6%.

86.

Proof of survival. TIAA reserves the right to require satisfactory proof that anyone named to receive benefits under the terms of your certificate is alive on the date any benefit payment is due. If this proof is not received after it has been requested in writing, TIAA will have the right to make reduced payments or to withhold payments entirely until such proof is received. If under a two-life annuity TIAA has overpaid benefits because of a death of which we were not notified, subsequent payments will be reduced or withheld until the amount of the overpayment, plus compound interest at the effective annual rate of 6% per year, has been recovered.

87.

Compliance with laws and regulations. TIAA will administer your certificate to comply with the restrictions of all laws and regulations pertaining to the terms and conditions of your certificate. You cannot elect any benefit or exercise any right under your certificate if the election of that benefit or exercise of that right is prohibited under an applicable state or federal law or regulation.

          The choice of income option, annuity starting date, beneficiary or second annuitant, method of payment of the death benefit, the availability of internal transfers and lump-sum benefits, and the rights of spouses to benefits, as set forth in your certificate are all subject to the applicable restrictions, distribution requirements, and incidental benefit requirements of ERISA and the IRC, and any rulings and regulations issued under ERISA and the IRC.

88.

Overpayment of premiums. Any payments of premiums made in error by the employer in excess of those required by the employer’s plan will be refunded to the employer if requested in writing by the employer prior to the annuity starting date subject, however, to prior transfers or lump-sum benefits made from such funds. TIAA is entitled to rely on information provided by the employer. The employer shall indemnify TIAA and hold TIAA harmless for any action taken in reliance on such request.

89.

Correspondence and requests for benefits. No notice, application, form, or request for benefits will be deemed to be received by us unless it is received at our home office in New York, NY, or at another location that we designate. All benefits are payable at our home office, or at another location that we designate. If you have any questions about the contract, your certificate, or inquiries about our service, or if you need help to resolve a problem, you can contact us at the address or phone number below.

TIAA 730 Third Avenue New York, NY 10017-3206 Telephone: 800 842-2733

90.

Change of rate schedule. We may, at any time and from time to time, substitute a new rate schedule for the one currently effective in your certificate. A new rate schedule will apply only to benefits arising from any premiums, additional amounts, and internal transfers applied to the Traditional Annuity while such rate schedule is in effect. Any change in the rate schedule will not affect the amount of benefits purchased prior to the change by any premiums, additional amounts, and internal transfers applied to the Traditional Annuity. A change in the rate schedule will be made only after we have given you and the

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contractholder three months’ written notice of the change. Any new rate schedule will specify:

	A)	the charges for expenses and contingencies;
	B)	the interest rates and the mortality bases used for determining benefits arising from amounts applied to the Traditional Annuity; and
	C)	any applicable surrender charges on lump-sum benefits arising from amounts applied to the Traditional Annuity.

The following sections are new and apply to the rate schedule(s) under your certificate:

91.

Rate schedule guarantees. The guarantees provided in your certificate’s rate schedule(s) are provided only for amounts applied to the Traditional Annuity and only for as long as such amounts remain in the Traditional Annuity.

92.

Rates applicable to the Access Account accumulations transferred to immediately begin income from the Traditional Annuity. The following applies to the Access Account accumulations attributable to any premiums and internal transfers applied to the Access Account while the current rate schedule is in effect and for as long as such amounts remain in the Access Account accumulation:

          If you transfer accumulations from the Access Account to the Traditional Annuity to purchase a one-life or two-life annuity, with benefits beginning immediately, the resulting guaranteed benefit from the Traditional Annuity will be determined on whichever of these bases produces the largest guaranteed payments:

	(1)	(a) interest at the effective annual rate of 1.5%; and
(b)

mortality according to the Annuity 2000 mortality table (TIAA Merged Gender Mod A), with ages set back one year for each completed year between January 1, 2004 and the effective date of the internal transfer;

	(2)	the basis otherwise applicable to internal transfers to the Traditional Annuity under the rate schedule in effect on the effective date of the transfer; or
	(3)	the basis in use for any single premium immediate annuities then being offered by TIAA for contracts of the same class as the contract under which your certificate is issued.

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